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                                                                  Exhibit 3.4(i)


                            Beazer Homes Texas, L.P.

                        Agreement of Limited Partnership


            THIS AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") is entered into as of the 26th day of March, 1996 between Beazer Homes Texas Holdings, Inc., a Delaware corporation (the "General Partner"), and Beazer Homes Holding Corp., a Delaware corporation (the "Limited Partner" and together with the General Partner, the "Partners" and individually a "Partner").


                                    RECITALS

            WHEREAS, the General Partner and the Limited Partner desire to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time (the "Act"); and

            WHEREAS, in order to effect the business objectives of the Partnership, the parties hereto desire to provide the terms for the formation, capitalization and governance of the Partnership and to set forth in detail their rights and obligations relating to the Partnership.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                               TERMS OF AGREEMENT

                      Section I.  GENERAL PROVISIONS.

            1.1 Formation. The parties hereto hereby agree to form the Partnership. The General Partner shall take all necessary action required by law to maintain the Partnership as a limited partnership under the Act and under the laws of all other jurisdictions in which the Partnership may elect to conduct business.

            1.2 Name. The name of the Partnership shall be Beazer Homes Texas, L.P.

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            1.3 Business of the Partnership. The purpose of the Partnership shall be to engage in the business of manufacturing homesite inventory and related services in the United States and to engage in any business activity related or incidental thereto.

            1.4 Place of Business. The Partnership shall maintain its principal office and place of business at the address set forth on the signature page hereto. The Partnership shall also maintain an address and a place of business in the state of Delaware, located at the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Partnership at such address shall be The Corporation Trust Company. The General Partner may, at any time and from time to time, change the location of its place of business. The General Partner may establish such additional place or places of business as it may from time to time determine.

            1.5 Duration of the Partnership. The Partnership shall commence on the date the Certificate of Limited Partnership for the Partnership is filed in accordance with the Act and shall continue its existence without interruption, subject to the provisions of the Act, until December 31, 2026, unless terminated at an earlier date in accordance with Section VIII of this Agreement. Notwithstanding the foregoing, and subject to the provisions of Section VIII hereof, the Partners may extend the Partnership's term beyond December 31, 2026 by unanimous vote.

            1.6 Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be owned by the Partnership as an entity, and no Partner individually shall have any ownership interest in such property.

            1.7 Merger Agreement. Each of the Partners acknowledge and agree that that certain Agreement and Plan of Merger (the "Merger Agreement") whereby Beazer Homes Texas, Inc., a Texas corporation will be merged with and into the Partnership has been duly authorized by the constituent documents of each party to the Merger Agreement. The General Partner is hereby authorized to execute, deliver and perform the Merger Agreement and any documents, instruments, or agreements contemplated by or relating to the Merger Agreement.

            1.8 Qualification to Do Business. For the purpose of authorizing the Partnership to do business under the laws of any state, territory or possession of the United States or of any foreign country in which it is necessary or convenient for the Partnership to transact business, the General Partner of the Partnership be, and they hereby are, authorized, directed and empowered, in the name and on behalf of the Partnership, to take such action as may be necessary or advisable to effect the qualification of the Partnership to do business as a foreign corporation in any of such states, territories, possessions or foreign countries and in connection therewith to appoint and substitute all necessary agents or attorneys for service of process, to designate or change the location of all necessary statutory offices, and to

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execute, acknowledge, verify, deliver, file or cause to be published any necessary applications, papers, certificates, reports, consents to service of process, powers of attorney and other instruments as may be required by any of such laws, and, whenever it is expedient for the Partnership to cease doing business and withdraw from any such state, territory, possession or foreign country, to revoke any appointment of agent or attorney for service of process and to file such applications, papers, certificates, reports, revocation of appointment or surrender of authority as may be necessary to terminate the authority of the Partnership to do business in any such state, territory, possession or foreign country.

            Section II. DEFINITIONS. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

            2.1 Act. Defined in the recitals.

            2.2 Affiliate. When used with reference to a specific Person, (a) any director, officer, employee or general partner of such Person and (b) a Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. As used herein, "control" shall mean the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            2.3 Agreement. This Agreement of Limited Partnership, as it may be amended from time to time.

            2.4 Applicable Law. As to any Person, any law, act, ordinance, code, requirement, rule, regulation, policy, subpoena, order, writ, award, injunction, judgment or decree, whether foreign or domestic, and whether national, federal, state, provincial, or local, applicable to such Person or its assets.

            2.5 Bankruptcy. For purposes of this Agreement, the filing by any Person of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state bankruptcy, insolvency or other similar statute, law or regulation; or the filing by any Person of any answer admitting (or the failure by such Person to make a required responsive pleading to) the material allegations of a petition filed against such Person in any such proceeding; or the seeking or consenting to or acquiescence in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties or the taking of any action looking to its dissolution or liquidation; or the failure, within ninety (90) days after the commencement of an involuntary case or action against any such Person seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, of such case or action to have been dismissed or of all orders and proceedings

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thereunder affecting the operations or the business of such Person to have been stayed, or the setting aside of the stay of any such order or proceeding thereafter; or the failure, within ninety (90) days after the judicial appointment without the consent or acquiescence of such Person of any trustee, fiscal agent, receiver or liquidator of such person or of all or any substantial part of its properties, of such appointment to have been vacated; or the assignment by such Person for the benefit of creditors or the admission in writing by such Person that its assets are insufficient to pay its liabilities as they come due.

            2.6 Capital Account. The account maintained by the Partnership for each Partner as provided in Section 4.3 of this Agreement.

            2.7 Capital Contributions. The total amount of all cash and the fair market value of all property contributed (or deemed to be contributed) by each Partner to the Partnership.

            2.8 Cash Flow. Any cash generated by the Partnership in any manner to the extent that the General Partner determines such cash is not necessary for the operation of the Partnership's business.

            2.9 Claims. Defined in Section 3.4 hereof.

            2.10 Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor statute, statutes or statutory provisions thereto.

            2.11 General Partner. Defined in the preamble hereof and any and all other Persons who become substitute or successor general partners in accordance with the provisions of this Agreement.

            2.12 Limited Partner. Defined in the preamble hereof and any and all other Persons who become substitute or successor limited partners in accordance with the provisions of this Agreement.

            2.13 Liquidating Share. In the case of the dissolution of the Partnership, the positive Capital Account balance of a Partner as of the close of business on the effective date of such dissolution.

            2.14 Liquidator. Defined in Section 8.2(a) hereof.

            2.15 Partner and Partners. Defined in the Recitals.

            2.16 Partnership. Beazer Homes Texas, L.P., the Delaware limited partnership.

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            2.17 Partnership Interest. The ownership interest of a Partner in the Partnership from time to time, including the right of such Partner to any and all distributions (liquidating and otherwise) and allocations of the income, gains, losses, deductions and credits of the Partnership to which such Partner may be entitled, as provided in this Agreement and in the Act, together with the management and participation rights devolving on such Partner by virtue of his or her status as a partner under the Act and as specifically set forth in this Agreement, and the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the Act.

            2.18 Percentage Interest. Each Partner's allocable share of all income, gains, losses, deductions, credits and, when specified herein, distributions of the Partnership.

            2.19 Person. Any individual, partnership, corporation, trust, limited liability company or other entity.

            2.20 Service. The Internal Revenue Service, an agency of the United States Government, or any successor agency thereto.

            Section III. POWERS, DUTIES, LIABILITIES AND COMPENSATION.

            3.1 Management of the Partnership. The management and control of the business and affairs of the Partnership shall be vested in the General Partner.

            3.2 Authority of the General Partner.

            (a) The General Partner shall have all the authority, rights and powers conferred by law and those required or appropriate to the management and operation of the Partnership's business. Except as otherwise expressly provided in this Agreement, all decisions with respect to any matter set forth in this Agreement or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by the General Partner. Specifically, but not by way of limitation, the General Partner shall be authorized in the name of and on behalf of the Partnership:

            (i) to borrow and lend money and, as security therefor, to mortgage, pledge or otherwise encumber the assets of the Partnership;

            (ii) to employ such agents, employees, managers, investment managers, accountants, attorneys, consultants and other Persons, including itself, necessary or appropriate to carry out the business and affairs of the Partnership, whether or not any such Persons so employed are associated with or related to any Partner, and to pay such fees, expenses, salaries, wages and

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      other compensation to such Persons as it shall, in its sole discretion, determine;

            (iii) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including any relating to the payment of taxes, either in favor of or against the Partnership;

            (iv) to pay any and all fees and to make any and all expenditures which it, in its sole discretion, deems necessary or appropriate in connection with the organization of the Partnership and the carrying out of its obligations and responsibilities under this Agreement;

            (v) to enter into agreements and engage in any transaction with Persons with which or whom the General Partner is or may be affiliated or with any other Persons;

            (vi) to make all elections required or permitted to be made by the Partnership under the Code, including but not limited to the election pursuant to Code Section 754 to adjust the basis of the Partnership's assets for United States Federal income tax purposes; and

            (vii) to assume and exercise all rights, powers and responsibilities granted to general partners by the Act.

            (b) With respect to all of its rights, powers and responsibilities under this Agreement, the General Partner is authorized to execute and deliver, in the name and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, assignments, deeds, leases, loan agreements, mortgages, deeds of trust and other security instruments as it deems proper, all on such terms and conditions as it deems proper.

            3.3 Services of the General Partner. The General Partner shall devote such time and effort to the business of the Partnership as may be necessary to promote adequately the interests of the Partnership and the mutual interests of the Partners; provided, however, that, it is specifically understood and agreed that the General Partner (and the officers and directors of the General Partner) shall not be required to devote full time to the business of the Partnership; provided, further, that, the General Partner and its Affiliates may at any time and from time to time engage in and possess interests in other business ventures (whether or not in competition with the business of the Partnership) of any and every type and description, independently or with others, and neither the Partnership nor any Partner

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shall by virtue of this Agreement or otherwise have any right, title or interest in or to such independent ventures.

            3.4 Liability of the General Partner; Indemnification of the General Partner. Neither the General Partner nor any of its Affiliates shall have any liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or any of its Affiliates, so long as the General Partner or such Affiliates, in good faith, shall have determined that such action or inaction was in the best interest of the Partnership and such action or inaction did not constitute fraud or willful misconduct. The General Partner and its Affiliates shall be indemnified by the Partnership to the fullest extent permitted by law against any losses, judgments, liabilities, damages, expenses and amounts paid in settlement of any claims (together, the "Claims") sustained in connection with any act performed or omission within the scope of authority conferred by this Agreement; provided, that, such Claims were not the result of fraud or willful misconduct on the part of the General Partner, or any of its Affiliates. The Partnership may advance to the General Partner and any of its Affiliates any amounts required to defend against any Claim for which the General Partner or any of such Affiliates may be entitled to indemnification in accordance with this Section 3.4. If it is ultimately determined that the Person receiving such advance is not entitled to indemnification pursuant to this Section 3.4, such Person shall promptly repay to the Partnership any amounts so advanced by the Partnership.

            3.5 Limitations on Limited Partner. Except as set forth in this Agreement, the Limited Partner, in its capacity as Limited Partner, shall not
(a) be permitted to take part in the control of the business or affairs of the Partnership, (b) have any voice in the management or operation of the Partnership or (c) have the authority or power in its capacity as Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act that would be binding on the Partnership or any other Partner or to incur any expenditures on behalf of or with respect to the Partnership. A Limited Partner shall not have the right to demand or receive property other than cash for its Partnership Interest.

            3.6 Liability of Limited Partners. So long as a Limited Partner complies with the provisions of Section 3.5 hereof, it shall not be required to make any contributions to the capital of the Partnership to restore a loss or deficit Capital Account balance in excess of its Capital Contribution, and it shall have no liability for the losses, debts, liabilities or other obligations of the Partnership in excess of its Capital Contribution except as otherwise provided under the Act.

            3.7 Rights of Limited Partners. The Limited Partners shall have only the rights expressly granted to them in this Agreement and as required under the Act. Each Limited Partner may receive any distributions or allocations to which it is entitled in accordance with Section V hereof.

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            3.8 Certain Fees and Expenses. Except as specifically provided to the contrary in this Agreement, all out-of-pocket expenses incurred by the General Partner, whether or not in direct connection with the organization and operation of the Partnership's business, including, without limitation, legal fees and accounting fees relating to the organization of the Partnership, shall be paid by the Partnership or reimbursed to the General Partner by the Partnership without the consent of the Limited Partners.

            3.9 Action Without a Meeting. To the extent that any matter must be approved by a vote of the Limited Partners, such vote may be submitted to the Limited Partners for their approval by written consent without a meeting. Written consents shall be treated for all purposes as votes at a meeting.

            Section IV. CAPITAL CONTRIBUTIONS.

            4.1 General Partner Capital Contribution. The General Partner has contributed the amount set forth on Exhibit A attached hereto to the Partnership in exchange for its 1% Partnership Interest in the Partnership.

            4.2 Limited Partner Capital Contribution. The Limited Partner has contributed the amount set forth on Exhibit A attached hereto to the Partnership in exchange for its 99% Partnership Interest in the Partnership.

            4.3 Capital Accounts.

            (a) A Capital Account shall be maintained for each Partner in accordance with the capital account maintenance rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, each Partner's Capital Account shall be increased by (i) the amount of any money contributed by such Partner to the Partnership, (ii) the fair market value (as determined by the General Partner) of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Partner of Partnership income and gain, including income and gain exempt from tax and income and gain described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g), but excluding items of income and gain described in Treasury Regulations Section 1.704-1(b)(4)(i), and each Partner's Capital Account shall be decreased by (A) the amount of any money distributed to such Partner by the Partnership, (B) the fair market value (as determined by the General Partner) of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that the distributee Partner is considered to assume or take subject to under Code Section 752), (C) allocations to such Partner of expenditures of the Partnership described in Code Section 705(a)(2)(B) and (D) allocations to such Partner of Partnership loss and deduction, including loss and deduction described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g), but excluding

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items of loss or deduction described in clause (B) of this Section 4.3(a) and
Treasury Regulations Section 1.704-1(b)(4)(i) and 1.704-1(b)(4)(iii). The Capital Account of each Partner shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulations Section 1.704-1(b)(2)(iv)(g) (relating to allocations and adjustments resulting from the reflection of property on the books of the Partnership at book value, or a revaluation thereof, rather than at such property's adjusted tax basis).

            (b) No interest shall be paid by the Partnership on any Capital Contribution. No Partner shall be entitled to withdraw from the Partnership, or demand the return of any part of its Capital Contribution or any balance in its Capital Account, or to receive any distribution, except in accordance with the terms of this Agreement. No Partner shall be liable for the return of the Capital Contributions of any other Partner.

            (c) Notwithstanding any provision herein to the contrary, the Limited Partner's Capital Account shall be increased by the fair market value of the assets (less any liabilities) of Beazer Homes Texas, Inc., a Texas corporation and a wholly owned subsidiary of the Limited Partner (the "Subsidiary") attributable to the Partnership as a result of the merger of the Subsidiary with and into the Partnership, pursuant to that certain Agreement and Plan of Merger between the Subsidiary and the Partnership.

            Section V. DISTRIBUTIONS AND ALLOCATIONS.

            5.1 Distributions. The Partnership may make distributions to the Partners in U.S. dollars out of Cash Flow at such times and in such amounts as the General Partner may determine, in its sole discretion. Distributions pursuant to this Section 5.1 will be made 99% to the Limited Partner and 1% to the General Partner.

            5.2 Allocation of Income, Gain, Loss, Deduction and Credit.

            (a) Items of income, gain, loss and deduction shall be allocated to the Partners in accordance with, and in proportion to, their respective Percentage Interests.

            (b) Except to the extent otherwise provided in Treasury Regulations
Section 1.704-1(b)(4)(ii), any tax credits or tax credit recapture for any year shall be allocated among the Partners in accordance with each Partner's Percentage Interest as of the time such tax credit or tax credit recapture arises.

            (c) Notwithstanding the foregoing, all allocations of income, gain, loss and deduction are intended to have substantial economic effect within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). Accordingly, the General Partner shall have the authority to cause any item of income, gain, loss or deduction to be allocated in such a manner as to comply with the substantial economic effect and capital account

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maintenance rules set forth under Code Section 704 and the Treasury Regulations promulgated thereunder. In this regard, each Partner shall be specially allocated items of Partnership income and gain in the amounts necessary to comply with Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) ("qualified income offset"), 1.704-2(f) ("minimum gain chargeback") and 1.704-2(i)(4) ("partner minimum gain chargeback"), respectively. The previous sentence is intended to comply with the qualified income offset, minimum gain chargeback and partner minimum gain chargeback requirements in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d), 1.704-2(f) and 1.704-2(i)(4), respectively, and shall be interpreted consistently therewith.

            5.3 Allocations Upon Transfer of Partnership Interests. In the event of the transfer of any Partnership Interest, all items of income, gain, loss, deduction and credit for the fiscal year in which the transfer occurs shall be allocated for Federal income tax purposes between the transferor and the transferee on the basis of the ownership of the interest at the time the particular item is taken into account by the Partnership for Federal income tax purposes, except to the extent otherwise required by Code Section 706(d). Distributions made on or after the effective date of transfer shall be made to the transferee, regardless of when such distributions accrued on the books of the Partnership. The effective date of the transfer shall be (a) in the case of a voluntary transfer, the actual date the transfer is recorded on the books of the Partnership or (b) in the case of an involuntary transfer, the date of the operative event.

            Section VI. BOOKS AND RECORDS; ACCOUNTS.

            6.1 Books and Records. The General Partner shall maintain at the office of the Partnership full and accurate books of the Partnership showing the names and addresses of the Partners, all receipts and expenditures, assets and liabilities, profits and losses, and all other books, records and information required by the Act or necessary for recording the Partnership's business and affairs including (a) federal, state and local income tax or information returns and reports, if any, and (b) audited financial statements of the Partnership. All Partners and their duly authorized representatives shall have the right to inspect and copy during reasonable business hours, at their expense, any and all of the Partnership's books and records, including books and records necessary to enable a Partner to defend any tax audit or related proceeding.

            6.2 Tax Matters Partners; Annual Tax Returns. The General Partner is hereby designated the "Tax Matters Partner" for federal income tax purposes pursuant to Section 6231 of the Code (or any successor provision thereof) and is authorized to take all necessary action to qualify as such. The General Partner shall prepare or cause to be prepared all tax returns and any other reports or forms (including IRS Forms K-1) as required by the Service or as may be necessary for a Partner to file its Federal or any required state or local income tax return. In the event that the Tax Matters Partner shall determine that it

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is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto are computed in order to comply with Treasury Regulations
Section 1.704-1(b), the Tax Matters Partner may make such modifications.

            6.3 Delivery to Partners and Inspection. Each Partner, or its duly authorized representative, has the right, upon reasonable request and at its own expense, to do each of the following:

            (a) Subject to applicable law and confidentiality agreements to which the Partnership or the General Partner is a party, inspect and copy during normal business hours any of the Partnership records as provided in Section 6.1;

            (b) Obtain from the General Partner, promptly after becoming available, a copy of the Partnership's federal, state and local income or other tax or information returns for each year; and

            (c) Each Partner agrees to hold in confidence, (i) information determined by the General Partner to be confidential, such determination to be based upon the General Partner's reasonable belief that disclosure of such information is likely to have an adverse effect on the Partnership or its business and (ii) information which the Partnership is required by agreements with third parties to hold confidential.

            6.4 Reports to Partners. Within one hundred twenty (120) days after the end of each fiscal year (or such later date as the General Partner shall determine), the General Partner shall furnish the Partners within an unaudited financial report of the Partnership.

            Section VII. ASSIGNABILITY OF INTERESTS.

            7.1 Transfer Restrictions; Substitute Partners. Any Partner may transfer its Partnership Interest only in accordance with Applicable Law. No assignee, purchaser or transferee of any Partner's Partnership Interest shall have the right to become a substitute Partner, unless:

            (a) The transferring Partner has designated such intention in a written instrument of assignment, a sale or transfer, a copy of which has been delivered to the General Partner and has otherwise complied with the provisions of Section 7.1;

            (b) The person acquiring the Partner's Partnership Interest has adopted and agreed in writing to be bound by all of the provisions hereof, as the same may have been amended, and to assume all outstanding funding commitments of the transferring Partner;


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            (c) The transferring Partner has obtained the written consent of the
General Partner, which consent shall not be unreasonably withheld;

            (d) All documents reasonably required by the General Partner and the Act to effect the substitution of the person acquiring the Partner's Partnership Interest as a Partner shall have been executed and filed at no cost to the Partnership; and

            (e) Any necessary prior consents have been obtained from any regulatory authorities.

            7.2 Resignation.

            (a) The General Partner may voluntarily resign at any time. Subject to the prior admission to the Partnership of a substituted General Partner, the General Partner shall be deemed to have resigned on the 90th day after the occurrence of its Bankruptcy. Upon the resignation, Bankruptcy or dissolution of the General Partner, the business of the Partnership shall terminate and the Partnership shall thereafter be dissolved in accordance with the Act, unless a successor General Partner is appointed or elected pursuant to Section 7.2(c) of this Agreement and a majority in interest of the remaining Partners elect to continue the Partnership in accordance with the Act. To the extent permitted by law, the General Partner shall not cease to be the General Partner of the Partnership for any reason other than the reasons set forth in this Section 7.2.

            (b) If the General Partner shall voluntarily or involuntarily cease for any reason to be the general partner of the Partnership, (i) it nevertheless shall be and remain liable for all obligations and liabilities incurred by it as General Partner prior to the time it shall cease to be the General Partner, but it shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after that time and (ii) it shall remain entitled to exculpation and indemnification from the Partnership to the extent provided herein or elsewhere.

            (c) At any time within ninety (90) days after the date of notice of resignation, dissolution or Bankruptcy of the General Partner, a majority in interest of the remaining Partners may elect or designate a substituted General Partner in accordance with the Act. Upon the payment by the substituted General Partner to the Partnership of an amount equal to the fair market value of a 1 percent Percentage Interest in the Partnership and the written agreement of the substituted General Partner elected or designated to be bound by this Agreement, it shall thereafter serve as General Partner subject to all of the terms, conditions and liabilities to which the predecessor General Partner was subject; provided, however, that, the substituted General Partner must be admitted to the Partnership prior to the withdrawal of the predecessor General Partner.


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            Section VIII. DISSOLUTION AND TERMINATION.

            8.1 Dissolution. Unless sooner terminated in accordance with its terms, the Partnership shall be dissolved upon the occurrence of any one of the following:

            (a) an election to dissolve the Partnership made by the General Partner;

            (b) the sale, exchange or other disposition of all or substantially all of the property of the Partnership;

            (c) the Bankruptcy, dissolution, liquidation, death, disability, legal incapacity, removal or withdrawal of the General Partner, absent the appointment of a substituted General Partner by the Limited Partners;

            (d) the expiration of the term of the Partnership pursuant to
Section 1.5; or

            (e) any other event causing dissolution of the Partnership under the Act.

            8.2 Liquidation of Partnership Assets.

            (a) Upon the dissolution of the Partnership, a Person (which may include the General Partner) shall be appointed by the General Partner (or, if the General Partner has been dissolved, a majority in interest of the Limited Partners) to act as liquidator (the "Liquidator") to wind up the Partnership. The Liquidator shall be required to agree not to resign at any time without fifteen (15) days' prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by the General Partner (or, if the General Partner has been dissolved, a majority in interest of the Limited Partners). Upon the resignation or removal of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and obligations of the original Liquidator) shall, within thirty (30) days thereafter, be approved by the General Partner (or, if the General Partner has been dissolved, a majority in interest of the Limited Partners). Except as expressly provided in this Section 8.2, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (provided that the Liquidator shall be subject to all applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent appropriate or necessary in the reasonable and good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required to complete the winding-up and liquidation of the Partnership as provided for herein.


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



            (b) The proceeds of liquidation shall be:

            (i) First, applied to the payment of the debts and liabilities of the Partnership (including any loans to the Partnership made by any Partner or any Affiliate thereof), the expenses of liquidation, and the establishment of such reserves as the Liquidator may reasonably deem necessary for potential or contingent liabilities of the Partnership;

            (ii) Next, distributed to the Partners in proportion to, and to the extent of, each Partner's Liquidating Share, after giving effect to all contributions, distributions and allocations for all periods; and

            (iii) Thereafter, to the Partners in accordance with, and in proportion to, their respective Percentage Interests.

            (c) Liquidating distributions must be made by the later of (i) the end of the fiscal year in which the liquidation occurs or (ii) ninety (90) days after the date of liquidation.

            8.3 Distribution in Kind.

            (a) If the Liquidator shall determine that the Partners would be materially adversely affected if the Partnership were to convert the Partnership's assets to cash or cash equivalents, then the Liquidator may distribute all assets, at their then prevailing fair market values, in kind to the Partners. If so, the Liquidator shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation. Any unrealized appreciation or depreciation with respect to such assets shall be allocated among the Partners (in accordance with Section 5.2 hereof, assuming that the property was sold for fair market value) and distribution of any such assets in kind to Partners shall be considered for purposes of Section 8.2 hereof a distribution of an amount equal to the assets' fair market value less any liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code.

            (b) Notwithstanding the provisions of Section 8.3(a) hereof, if, upon liquidation of the Partnership, the Liquidator shall determine in good faith that an immediate sale of part or all of the Partnership's assets would cause undue loss to the Partners, the Liquidator may, in order to avoid such loss, either:

            (i) defer the liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy debts and liabilities of the Partnership (other than those to the Partners); or

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

            (ii) liquidate such Partnership assets as may be necessary to pay the debts and liabilities of the Partnership and then distribute to the remaining Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 8.2 hereof, undivided interests in any remaining Partnership assets.

            8.4 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership assets as provided in this Section VIII, the Partnership shall be terminated, and the Liquidator (or the Partners, if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all amendments thereto, and shall take such other actions as may be necessary or appropriate to terminate the Partnership.

            Section IX. RULES OF CONVENTION.

            9.1 Notices. Any notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the Partner giving such notice, election or demand and shall be delivered personally, or sent by facsimile or by regular mail or by registered or certified mail, return receipt requested, to each of the other Partners, at its address set forth in the records of the Partnership, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 9.1. All notices shall be deemed to have been delivered on the date of their personal delivery or mailing.

            9.2 Successors and Assigns. Subject to the restrictions on transfer set forth in this Agreement, this Agreement and each provision of this Agreement shall be binding upon and shall inure to the benefit of the Partners, their respective successors, successors-in-title, heirs and permitted assigns, and each successor-in-interest to any Partner, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

            9.3 Power of Attorney. Each Limited Partner, including any substituted Limited Partner, by the execution of this Agreement or any counterpart of this Agreement, hereby irrevocably constitutes and appoints the General Partner, each officer and director of the General Partner, any person or entity that becomes a substituted General Partner of the Partnership and each of them acting singly, in each case with full power of substitution, his or its true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to make, execute, acknowledge, swear to, deliver, file and record such documents and instruments as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to (i) such amendments to this Agreement as are necessary to admit a substituted Limited Partner or substituted General Partner to the Partnership pursuant to the terms of this Agreement and (ii) such documents and instruments as are necessary to cancel the Partnership's Certificate of Limited Partnership. This power

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

of attorney, being coupled with an interest, is irrevocable, and shall survive the death, dissolution or incapacity of the respective Limited Partners.

            9.4 Amendments. In addition to any amendments otherwise authorized in this Agreement, amendments generally may be made to this Agreement from time to time by a written document duly executed by the General Partner and by the Limited Partner; provided, however, that any amendment that would change the allocations or distributions among the Partners or that would require additional Capital Contributions will require the unanimous approval of the Limited Partners.

            9.5 Partition. No Partner or any successor-in-interest to any Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, and each Partner, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right. It is the intention of the Partners that during the term of this Agreement the rights of the Partners and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the rights of any Partner or successor-in-interest to assign, transfer, sell or otherwise dispose of his interest in any property shall be subject to the limitations and restrictions of this Agreement.

            9.6 No Waiver. The failure of any Partner to insist upon strict performance of a covenant under this Agreement or of any obligation under this Agreement, irrespective of the length of time for which such failure continues, shall not be a waiver of that Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation under this Agreement.

            9.7 Entire Agreement. This Agreement constitutes the full and complete agreement of the parties to this Agreement with respect to the subject matter of this Agreement.

            9.8 Further Action. The Partners shall execute and deliver all documents, provide all information, and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

            9.9 Captions. The titles or captions of Sections or Sections contained in this Agreement are inserted only as a matter of convenience and for reference, are not a part of this Agreement, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

            9.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one agreement, binding on all the Partners, notwithstanding that all Partners have not signed the same counterpart.

            9.11 Separability. In case any of the provisions contained in this Agreement or any application of any of those provisions shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and other applications of those provisions shall not in any way be affected or impaired thereby.

            9.12 Proxy. Whenever the vote of the Limited Partners is referred to in this Agreement, the General Partner may vote on behalf of any Limited Partner if such Limited Partner has by written proxy authorized the General Partner to do so.

            9.13 Signatures. The signature of the General Partner shall be sufficient to bind the Partnership to any agreement or any document.

            9.14 Construction. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditors of the Partnership or other third parties. No provision of this Agreement may be waived except by a writing specifically waiving such provision and executed by the party chargeable with such waiver.

            9.15 Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of New York, excluding the conflicts of law provisions thereof.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    Beazer Homes Texas Holdings, Inc.


                                    By:      /s/ David S. Weiss
                                    Name:    David S. Weiss
                                    Title:   Vice President

                                    Address for Notices:
                                    5775 Peachtree Dunwoody Road
                                    Suite C-550
                                    Atlanta, GA 30342



                                    Beazer Homes Holdings Corp.


                                    By:      /s/ Ian J. McCarthy
                                    Name:    Ian J. McCarthy
                                    Title:   President

                                    Address for Notices:
                                    5775 Peachtree Dunwoody Road
                                    Suite C-550
                                    Atlanta, GA 30342

                                    EXHIBIT A

                              CAPITAL CONTRIBUTIONS



General Partner               Capital Contribution         Percentage Interest
---------------               --------------------         -------------------

Beazer Homes Texas                     $1                           1%
Holdings, Inc.


Limited Partner               Capital Contribution         Percentage Interest
---------------               --------------------         -------------------

Beazer Homes Holding Corp.            $99                          99%













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